Exhibit 11

July 12, 2000

Merrill Lynch Americas Income Fund, Inc. 800 Scudders Mill Road Plainsboro, New Jersey 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Americas Income Fund, Inc. (the “Fund”) in connection with the proposed acquisition by the Fund of substantially all of the assets and the assumption of substantially all of the liabilities of Worldwide DollarVest Fund, Inc. (“Worldwide DollarVest”), in exchange solely for an equal aggregate value of newly-issued Class A shares of common stock of the Fund and the distribution by Worldwide DollarVest of such Class A shares of the Fund to stockholders of Worldwide DollarVest (collectively the “Reorganization”). This opinion is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (File No. 333-37288) (the “Registration Statement”) relating to shares of the Fund, each par value $0.10 per share (the “Shares”), to be issued in the Reorganization.

As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Worldwide DollarVest set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the “Proxy Statement and Prospectus”), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/ Brown & Wood LLP